Exhibit 99.1

news release

Enbridge Energy Partners reports earnings for third quarter 2008

HOUSTON, Oct. 30, 2008 — Enbridge Energy Partners, L.P. (NYSE:EEP) (“Enbridge Partners” or “the Partnership”) today announced adjusted net income per unit of $0.69 in the third quarter. A distribution of $0.99 per unit, payable on Nov. 14, 2008, to unit holders of record on Nov. 6, 2008, was announced on Oct. 13, 2008. The Partnership’s key financial results were as follows:

	Three months ended		Nine months ended
(unaudited, dollars in millions except per	September 30,		September 30,
unit amounts)	2008	2007	2008	2007
Net income	$119.4	$77.3	$281.3	$185.0
Net income per unit	1.09	0.75	2.58	1.87
Adjusted EBITDA	191.7	151.8	570.3	397.6
Adjusted net income	80.5	82.1	272.5	202.4
Adjusted net income per unit	0.69	0.81	2.48	2.07

Adjusted earnings reported above eliminate the impact of non-cash mark-to-market gains and losses, which arise from valuing certain of the Partnership’s derivative transactions that do not qualify for hedge accounting treatment under Statement of Financial Accounting Standard No. 133.  Also removed from adjusted earnings is the impact of Hurricanes Gustav and Ike on the results of our natural gas systems. (See Non-GAAP Reconciliations section below.)

Terrance L. McGill, president of the Partnership’s management company and of its general partner, commented: “We continue to be pleased with the Partnership’s performance this year, despite non-cash natural gas inventory adjustments and less favorable natural gas processing margins in the third quarter. Year to date adjusted net income was up 35 percent compared to the same period in 2007, and we are in line to deliver solid financial results for the year. Deliveries from our liquids pipeline systems increased 3.4 percent, and natural gas throughputs from our main systems increased 17.6 percent, compared to the same nine month period of 2007”.

McGill added, “Major projects completed earlier this year, such as Southern Access Expansion Stage I and Clarity, are already making important contributions to the Partnership’s cash flow and provide long-term support for the increased cash distribution approved last quarter. Significant additional cash flows will be realized upon completion of our Southern Access Expansion Stage II and Alberta Clipper projects, and we continue to make steady progress towards their completion in early 2009 and mid 2010, respectively. The Partnership’s near-term liquidity is strong with $1.7 billion of term committed credit facilities, of which $1 billion remains undrawn. Enbridge Inc., the parent of our general partner is also very financially strong, with more than Cdn. $3.1 billion in unutilized credit facilities available to it.”

For the third quarter of 2008, the Partnership reported progress on its major internal growth initiatives, as follows:

•

Construction of the 42-inch Southern Access Expansion Stage II pipeline between Delavan, Wis., and Flanagan, Ill., started in June and is progressing on schedule for completion by April 2009. At a cost of approximately $0.6 billion ($0.3 billion spent as of 3Q08), the project is on target to add a further 210,000 bpd of capacity in April 2009 to the 190,000 bpd of capacity gained from the Southern Access Expansion Stage I, which commenced service earlier this year.

•

Detailed engineering and procurement activities are proceeding on schedule for the new Alberta Clipper crude oil pipeline. The new pipeline will provide 450,000 bpd of heavy crude oil capacity between Hardisty, Alberta, and Superior, Wis., starting in mid 2010 and will be expandable to 800,000 bpd. The Partnership is undertaking the U.S. portion of the project at an estimated cost of $1.2 billion ($0.1 billion spent as of 3Q08).

•

Engineering is proceeding on the $150 million Phase VI expansion of the North Dakota System to add 51,000 bpd of crude oil delivery capacity by early 2010. On Oct. 20, 2008, FERC approved the tolling mechanism to recover the costs of this expansion from the shippers. Return of and on capital will be recovered through a seven-year cost-based surcharge on all shipments to Clearbrook, Minn.

•

The Partnership and Enbridge Inc. continue to evaluate the Trailbreaker Project to create a pipeline route from Chicago to a marine terminal at Portland, Maine, by expanding and reversing existing facilities. Commercial terms for the project are being negotiated, which will be subject to regulatory approvals in both the United States and Canada. Preliminary plans envision approximately 200,000 bpd of delivery capacity being ready in 2010 at a cost of approximately $0.3 billion for the Partnership’s share of the project.

•

Construction on the $0.6 billion Clarity natural gas system is almost complete. We expect to finish additional pipeline connections and two compression stations during the next four months. The incremental capacity added by this project will then total approximately 700 MMcf/d.

COMPARATIVE EARNINGS STATEMENT

	Three months ended		Nine months ended
(unaudited, dollars in millions except per	September 30,		September 30,
unit amounts)	2008	2007	2008	2007
Operating revenue	$2,812.7	$1,710.9	$8,180.2	$5,162.3
Operating expenses:
Cost of natural gas	2,407.5	1,430.8	7,120.6	4,390.7
Operating and administrative	139.9	103.8	378.4	306.6
Power	35.0	29.7	104.6	87.1
Depreciation and amortization	58.6	45.0	163.1	121.3
Operating income	171.7	101.6	413.5	256.6
Interest expense	50.7	23.4	129.7	70.2
Other income	0.3	0.4	2.5	2.3
Income before income tax expense	121.3	78.6	286.3	188.7
Income tax expense	1.9	1.3	5.0	3.7
Net income	$119.4	$77.3	$281.3	$185.0
Allocations to General Partner	14.1	9.4	35.8	26.4
Net income allocable to Limited Partners	$105.3	$67.9	$245.5	$158.6
Weighted average units (millions)	96.9	90.0	95.3	84.8
Net income per unit (dollars)	$1.09	$0.75	$2.58	$1.87

COMPARISON OF QUARTERLY RESULTS

Following are explanations for significant changes in the Partnership’s financial results, comparing the third quarter of 2008 with the third quarter of 2007. The comparison refers to adjusted operating income, which excludes the impacts of SFAS 133 gains and losses and hurricane-related losses. (See Non-GAAP Reconciliations section below.)

	Three months ended		Nine months ended
Adjusted Operating Income	September 30,		September 30,
(unaudited, dollars in millions)	2008	2007	2008	2007
Liquids	$95.5	$57.6	$246.8	$155.0
Natural Gas	38.8	48.0	144.7	103.9
Marketing	0.1	0.3	17.9	17.4
Corporate	(1.6)	0.5	(4.7)	(2.3)
Adjusted operating income	$132.8	$106.4	$404.7	$274.0

Liquids – Third quarter operating income for the Liquids segment increased to $95.5 million. The improvement was primarily driven by increased operating revenue associated with the new surcharge of approximately $0.30 per barrel on the Lakehead System related to the start up of the first stage of the Southern Access Expansion, which  took effect in the second quarter of 2008. Additionally, tariffs were also higher due to the annual index rate increases that became effective July 1, 2008 and the annual tariff rate adjustments on April 1, 2008, for historical pipeline expansions known as SEP II, Terrace and Facilities surcharges.  Tariff increases in early 2008 for the North Dakota System expansion also generated incremental revenue as did higher delivery volumes on the Lakehead and North Dakota systems (as shown in table below).

	Three months ended		Nine months ended
Liquids Systems Deliveries	September 30,		September 30,
(thousand barrels per day)	2008	2007	2008	2007
Lakehead	1,564	1,512	1,586	1,524
Mid-Continent	227	255	238	248
North Dakota	107	100	109	97
Total	1,898	1,867	1,933	1,869

These gains were partially offset by a $9.8 million increase in depreciation associated with the new assets placed in service over the past year. Power costs were also higher by $5.3 million due to the increased delivery volumes and higher utility rates charged by power suppliers. Operating costs increased by $18.1 million due to increased workforce-related costs, unfavorable oil measurement adjustments, fewer property tax settlements and further costs incurred in connection with the crude oil release and fire on Line 3 of the Lakehead system in November 2007.

Natural Gas – Quarterly adjusted operating income for the Natural Gas segment decreased $9.2 million, to $38.8 million, for the third quarter. Adjusted operating income for our natural gas group has been normalized for $8.2 million of unfavorable impacts associated with Hurricanes Ike and Gustav in the third quarter. Higher average volumes and commodity prices were favorable to operating income for the quarter. Additionally, the quarterly operating income was negatively impacted by a $2.2 million non-cash charge recorded to reduce the cost basis of our natural gas liquids inventory to fair market value and a $5 million loss associated with the revaluation of our in-kind natural gas imbalances due to the decrease in natural gas prices. Other unfavorable items included higher operating costs that are variable with volumes, a less favorable processing environment, and higher depreciation expenses.

Natural Gas Throughput	Three months ended September 30,		Nine months ended September 30,
(MMBtu per day)	2008	2007	2008	2007
East Texas	1,443,000	1,158,000	1,431,000	1,162,000
Anadarko	682,000	594,000	648,000	588,000
North Texas	388,000	360,000	383,000	344,000
Total	2,513,000	2,112,000	2,462,000	2,094,000

Marketing – The Marketing segment reported a $0.2 million decrease in adjusted operating income in the third quarter, to $0.1 million. The decrease was primarily due to $6.1 million in non-cash charges recorded to reduce the cost basis of our natural gas inventory to fair market value, an increase of $3.1 million over the same period in 2007. This decrease was offset by increased income derived by selling natural gas into markets with more favorable pricing.

Partnership Financing – Interest expense increased by $27.3 million, to $50.7 million, for the third quarter. The major factor was an approximate $1.1 billion increase in average outstanding debt associated with the financing of expansion projects by the Partnership.  Additionally, the weighted average interest rate of 6.26 percent on outstanding debt was 29 basis points higher than for the year-ago quarter. Interest capitalized on construction work in progress totaled $6.2 million for the quarter, which was $4.0 million lower due to project stages that were completed and placed in service over the past year. Additional partners’ capital was also raised for the expansion projects during the prior 12 months, which accounts for most of the increase in weighted average units outstanding to 96.9 million from 90.0 million.

ENBRIDGE ENERGY MANAGEMENT DISTRIBUTION

Enbridge Energy Management, L.L.C. (NYSE:EEQ) declared a distribution of $0.99 per share payable Nov. 14, 2008 to shareholders of record on Nov. 6, 2008. The distribution will be paid in the form of additional shares of Enbridge Energy Management valued at the average closing price of the shares for the 10 trading days prior to the ex-dividend date on Nov. 4, 2008.

MANAGEMENT REVIEW OF QUARTERLY RESULTS

Enbridge Partners will review its quarterly financial results and business outlook in an Internet presentation, commencing at 10 a.m. Eastern Time on Friday, Oct. 31, 2008 interested parties may watch the live webcast at the link provided below. A replay will be available shortly afterward. Presentation slides and condensed unaudited financial statements will also be available at the link below.

EEP Earnings Release: www.enbridgepartners.com/Q

Alternate Webcast Link: www.investorcalendar.com/IC/CEPage.asp?ID=130845

The audio portion of the presentation will be accessible by telephone at (877) 407-0782 and can be replayed until Nov. 10, 2008 by calling (877) 660-6853 and entering Conference Account: 286, ID: 288272. An audio replay will also be available for download in MP3 format from either of the website addresses above.

NON-GAAP RECONCILIATIONS

Adjusted net income and adjusted operating income for the principal business segments are provided to illustrate trends in income excluding derivative fair value losses and gains that affect earnings but do not impact cash flow. These noncash losses and gains result from marking to market certain financial derivatives used by the Partnership for hedging purposes that, nevertheless, do not qualify for hedge accounting treatment as prescribed by SFAS 133, “Accounting for Derivative Instruments and Hedging Activities.”

Adjusted Earnings	Three months ended September 30,		Nine months ended September 30,
(unaudited, dollars in millions except per unit amounts)	2008	2007	2008	2007
Net income	$119.4	$77.3	$281.3	$185.0
Hurricane impact	8.7	—	8.7	—
Noncash derivative fair value (gains) losses
•Natural Gas	(36.6)	7.7	(41.4)	13.4
•Marketing	(11.0)	(2.9)	23.9	4.0
Adjusted net income	80.5	82.1	272.5	202.4
Allocations to General Partner	(13.3)	(9.5)	(35.7)	(26.7)
Adjusted net income allocable to Limited Partners	67.2	72.6	236.8	175.7
Weighted average units (millions)	96.9	90.0	95.3	84.8
Adjusted net income per unit (dollars)	$0.69	$0.81	$2.48	$2.07

Natural Gas	Three months ended September 30,		Nine months ended September 30,
(unaudited, dollars in millions)	2008	2007	2008	2007
Operating income	$67.2	$40.3	$177.9	$90.5
Hurricane impact	8.2	—	8.2	—
Noncash derivative fair value losses (gains)	(36.6)	7.7	(41.4)	13.4
Adjusted operating income	$38.8	$48.0	$144.7	$103.9

Marketing	Three months ended September 30,		Nine months ended September 30,
(unaudited, dollars in millions)	2008	2007	2008	2007
Operating income	$10.6	$3.2	$(6.5)	$13.4
Hurricane impact	0.5	—	0.5	—
Noncash derivative fair value losses (gains)	(11.0)	(2.9)	23.9	4.0
Adjusted operating income	$0.1	$0.3	$17.9	$17.4

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is used as a supplemental financial measurement to assess liquidity and the ability to generate cash sufficient to pay interest costs and make cash distributions to unit holders. The following reconciliation of net cash provided by operating activities to adjusted EBITDA is provided because EBITDA is not a financial measure recognized under generally accepted accounting principles.

Adjusted EBITDA	Three months ended September 30,		Nine months ended September 30,
(unaudited, dollars in millions)	2008	2007	2008	2007
Net cash provided by operating activities	$199.5	$159.2	$473.2	$417.9
Hurricane impact	8.7	—	8.7	—
Changes in operating assets and liabilities, net of cash acquired	(59.9)	(32.0)	(48.3)	(97.1)
Interest expense (excluding MTM adjustments)	50.7	23.4	129.7	70.2
Income tax expense	1.9	1.3	5.0	3.7
Settlement of interest rate treasury locks	—	0.9	22.1	0.9
Other	(9.2)	(1.0)	(20.1)	2.0
Adjusted EBITDA	$191.7	$151.8	$570.3	$397.6

LEGAL NOTICE

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts. These statements frequently use the following words, variations thereon or comparable terminology: “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “strategy” or “will.” Forward-looking statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond Enbridge Partners’ ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) Enbridge Partners’ ability to successfully complete and finance its capital expansion projects; (3) the effects of competition, in particular, by other pipeline systems; (4) shut-downs or cutbacks at facilities of Enbridge Partners or refineries, petrochemical plants, utilities or other businesses for which Enbridge Partners transports products or to whom Enbridge Partners sells products; (5) hazards and operating risks that may not be covered fully by insurance; (6) changes in or challenges to Enbridge Partners’ tariff rates; (7) changes in laws or regulations to which Enbridge Partners is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance.

Reference should also be made to Enbridge Partners’ filings with the U.S. Securities and Exchange Commission; including its Annual Report on Form 10-K for the most recently completed fiscal year, for additional factors that may affect results. These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and via the Partnership’s web site.

PARTNERSHIP INFORMATION

Enbridge Energy Partners, L.P. (www.enbridgepartners.com) owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States. Its principal crude oil system is the largest transporter of growing oil production from western Canada. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 11 percent of total U.S. oil imports; while deliveries to Ontario, Canada satisfy approximately 60 percent of refinery demand in that region. The Partnership’s natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast area, deliver approximately 3 billion cubic feet of natural gas daily.

Enbridge Energy Management, L.L.C. (www.enbridgemanagement.com) manages the business and affairs of the Partnership and its sole asset is an approximate 14 percent interest in the Partnership. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (NYSE/TSX:ENB) (www.enbridge.com) is the general partner and holds an approximate 15 percent interest in the Partnership.

Investor Relations Contact:	Media Contact:
Douglas Montgomery	Larry Springer
Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (713) 821-2253
E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com

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